UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Albany Molecular Research, Inc.

(Exact name of registrant as specified in charter)

Delaware	14-1742717
(State of incorporation of organization)	(I.R.S. Employer Identification No.)

21 Corporate Circle, Albany, New York	12212
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered

Preferred Stock Purchase Rights The NASDAQ Stock Market LLC

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A dated September 20, 2002 filed by Albany Molecular Research, Inc. (the “Company”) is hereby amended by adding the following:

“On July 27, 2012, the Company entered into Amendment No. 1 (the “Amendment”) to the Shareholder Rights Agreement, dated as of September 18, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Prior Rights Agreement”). The Amendment terminates the Prior Rights Agreement by changing the Final Expiration Date thereof from September 19, 2012 to the time which is immediately prior to the effectiveness of the Shareholder Rights Agreement, dated July 27, 2012, by and between the Company and Computershare Shareowner Services LLC, as Rights Agent (as successor to Mellon Investor Services LLC). The foregoing summary of the Amendment is qualified in its entirety to the full text of the Amendment, which is filed as Exhibit 4.2 hereto and is incorporated by reference herein.”

Item 2 - Exhibits.

4.1	Shareholder Rights Agreement, dated as of September 18, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed September 20, 2002 and incorporated herein by reference) (SEC File No. 000-25323).

4.2	Amendment No. 2 to Shareholder Rights Agreement, dated as of July 27, 2012, between Albany Molecular Research, Inc. and Computershare Shareowner Services LLC, as Rights Agent (as successor to Mellon Investor Services LLC).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

Date: July 31, 2012	By:	/s/ Mark T. Frost
Name: Mark T. Frost Title: Senior Vice President, Administration, Chief Financial officer and Treasurer

EXHIBIT INDEX

Exhibit No. Description

4.1	Shareholder Rights Agreement, dated as of September 18, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed September 20, 2002 and incorporated herein by reference) (SEC File No. 000-25323).

4.2	Amendment No. 2 to Shareholder Rights Agreement, dated as of July 27, 2012, between Albany Molecular Research, Inc. and Computershare Shareowner Services LLC, as Rights Agent (as successor to Mellon Investor Services LLC).